Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Coller Secondaries Private Equity Opportunities Fund of our report dated January 22, 2024, relating to the financial statements of Coller Secondaries Private Equity Opportunities Fund, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

January 22, 2024